SNET MANAGEMENT PENSION PLAN

A summary of amendments to the SNET Management Pension Plan
("Plan") is as follows:

Effective July 9, 1997:
Springwich Cellular Limited Partnership shall be a
Participating Company.

Effective August 27, 1997:
Southern New England Telecommunications Corporation is designated as the Plan Administrator as defined by ERISA

Effective September 15, 1997:
Removal of unnecessary or extraneous language, such as Trust provisions which are already in the Trust Agreement.

Simplification of Plan Language to facilitate ease of participant understanding.

Effective January 1, 1998:
Reinstated Uraguay Round Agreements Act (GATT) provisions applicable to the determination of minimum and maximum pension distributions.

Eliminated mortality rate assumptions applicable to the determination of maximum pension distributions.